Exhibit 15


          The following is a true and correct copy of a letter to the Securities and Exchange
          Commission from Ernst & Young.


January 11, 1994


Securities and Exchange Commission
Washington, DC 20549


We are aware of the incorporation by reference in the Registration Statement (Form S-4) of KeyCorp for the registration of shares of its common stock of our reports dated April 15, 1993 and July 15, 1993 and October 14, 1993 relating to the unaudited consolidated interim financial statements of KeyCorp which are included in its Forms 10-Q for the quarters ended March 31, 1993 and June 30, 1993 and September 30, 1993.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.